Exhibit 99.1

BANK OF THE JAMES REPORTS FOURTH QUARTER, FULL YEAR 2014 RESULTS

Loan Growth, Asset Quality Support Record Quarterly, Annual Earnings

Lynchburg, VA– January 23, 2015 — Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months and twelve months ended December 31, 2014.

Net income for the three months ended December 31, 2014 was $951,000 or $0.28 per diluted share, an increase of 43.7% compared with net income of $662,000 or $0.20 per diluted share for the three months ended December 31, 2013. For the twelve months of 2014, net income rose to $3.41 million or $1.01 per diluted share compared with $3.06 million or $0.91 for the twelve months of 2013.

Highlights

•	Net income in fourth quarter 2014 was the highest quarterly earnings in the company’s history, following record quarterly net income in third quarter 2014. The Company’s full year 2014 earnings were also a company record.

•	Total assets were $460.87 million at December 31, 2014, up 6.1% from $434.51 million at year-end 2013.

•	Asset growth primarily reflected growth in total loans held for investment, net of allowance for loan losses, to $394.57 million, up 16.1% compared with $339.99 million at December 31, 2013.

•	Strong loan growth included year-over-year increases of 12.5% in commercial lending, 28.4% growth in non-owner occupied (primarily commercial) real estate, and 15.5% growth in construction lending.

•	Total stockholders’ equity at December 31, 2014 increased to $34.78 million, up 16.8% from $29.77 million at year-end 2013, primarily reflecting growth in retained earnings to $5.03 million compared with $2.12 million.

•	Book value per share rose to $10.31 at December 31, 2014 compared with $8.85 per share at December 31, 2013.

•	Based on the results achieved in the fourth quarter, the company’s board of directors approved a $0.05 per share dividend payable to shareholders of record on March 13, 2015, to be paid on March 27, 2015.

•	The company announced plans in January 2015 to open a full-service branch facility in Harrisonburg, Virginia, located in the Shenandoah Valley northwest of Charlottesville, Virginia.

Robert R. Chapman III, President and CEO, commented: “It was gratifying to mark our company’s 15th year of operation with record earnings and the highest asset, loan and deposit totals in our history. Our financial results reflect a companywide commitment to deliver strong results for all our stakeholders. This includes winning and retaining new business relationships, operating productively and efficiently, and delivering consistent and sustainable growth in our franchise value.

“We have been successful attracting commercial lending customers and their linked deposits and treasury services. In 2014, the bank added nearly 50 commercial clients, reflecting a mix of commercial & industrial lending and commercial real estate, and many of these were accompanied by deposit business and cash management services. We are also having success growing our retail business in the same way, earning a greater share of customers’ overall financial services business.

“Our growth, continued sound asset quality and sustained focus on prudent expense management has built the value of our franchise. In 2014, we demonstrated year-over-year growth in stockholders’ equity, rising returns on average assets and equity, and significantly increased book value per share. During the year, we initiated quarterly cash dividends to enhance the company’s total return for shareholders. We enter 2015 with solid momentum to continue on the course set in 2014.”

Fourth Quarter, Twelve Months of 2014 Operating Summary

Net interest income in fourth quarter 2014 was $4.28 million, up 3.2% from $4.14 million in fourth quarter 2013. Interest income increased 2.0% to $4.85 million at December 31, 2014 compared with $4.75 million a year ago. Total interest expense declined to $570,000 in the three months ended December 31, 2014, compared with $607,000 for the three months ended December 31, 2013, primarily reflecting a year-over-year reduction in interest expense related to time deposits. The company had no provision for loan losses in fourth quarter 2014, versus a $250,000 loan loss provision in fourth quarter 2013.

For the twelve months ended December 31, 2014, net interest income rose to $16.40 million compared with $15.99 million for the twelve months of 2013, reflecting 1.6% growth in interest income from loans coupled with 4.7% lower interest expense. The company’s provision for loan losses declined to $55,000 in 2014 compared with $540,000 in 2013.

J. Todd Scruggs, CFO, commented: “We were pleased that our loan loss provision in 2014 clearly reflected the continuing quality of the bank’s loan portfolio. We feel our underwriting and risk management practices have enabled us to grow our loan portfolio with confidence.”

The company’s net interest margin was 3.99% for the twelve months of 2014, with a net interest spread of 3.87%, compared with 4.08% and 3.97%, respectively, for the twelve months of 2013. Net interest margin in fourth quarter 2014 was 4.04%. Scruggs explained: “While there continues to be considerable pressure on margins in this low interest rate environment, we believe disciplined interest expense management and the value clients place on the service, support, and integrated financial solutions we provide have supported loan pricing.”

In fourth quarter 2014, noninterest income increased 17.1% to $984,000 compared with $840,000 a year ago, reflecting positive contributions from mortgage origination fees, service charges and commissions, and fees from the bank’s expanded line of treasury management services for commercial customers. For the twelve months of 2014, noninterest income was $3.59 million compared with $3.48 million for the twelve months of 2013. Fee income during the 2014 period increased, while gains on sales of securities from the bank’s investment portfolio were significantly lower in 2014 versus the prior year’s period when the company capitalized on opportunities to generate selective gains from securities sales.

Noninterest expense in fourth quarter 2014 was $3.88 million compared with $3.81 million in fourth quarter 2013. For the twelve months of 2014, noninterest expense was $14.99 million compared with $14.58 for the twelve months of 2013. Both periods reflected increased employee compensation, directly related to variable compensation attributable to increased mortgage origination volume. These increases were partially offset by year-over-year declines in FDIC insurance expenses and lower costs related to other real estate owned (OREO) as the company continued to reduce these owned assets. Reduced OREO expenses and accelerating productivity of the Charlottesville and Roanoke, Virginia offices opened in late 2013, contributed to an improved efficiency ratio, which in fourth quarter was 73.79% compared with 76.40% in fourth quarter 2013.

Balance Sheet Highlights and Outlook

Total loans (excluding loans held for sale), net of allowance for loan losses, rose to $394.57 million at December 31, 2014 — a record loan level for the company – compared with $339.99 million at December 31, 2013, reflecting growth in commercial lending and residential mortgage lending. The company’s total loans (excluding loans held for sale), net of loan loss allowance, at December 31, 2014 represented 16.1% growth compared with December 31, 2013 totals.

Commercial loan balances increased to $62.77 million at December 31, 2014, up 12.5% from $55.81 million at December 31, 2013. Non-owner occupied real estate (primarily commercial real estate) balances rose 28.4% to $128.45 million from $100.04 million a year earlier, 1-4 family mortgages increased 15.0% and 1-4 family construction lending increased 40.42%. Chapman noted that an improving business climate has supported greater confidence among business owners, who are taking out loans to finance equipment purchases and expansion, and funding working capital requirements. A strengthening residential market, he added, has supported mortgage borrowing for existing homes and played a role in accelerating new home construction.

Total deposits were $399.50 million at December 31, 2014, up from $387.40 million at December 31, 2013. A key highlight of deposit activity since year-end 2013 was 18.1% growth in noninterest bearing demand deposits, primarily reflecting expanded business banking relationships.

Total assets at December 31, 2014 were $460.87 million, up from $434.51 million at December 31, 2013. The company continued to demonstrate strong asset quality, reflected by a ratio of nonperforming assets to total assets of 0.97%, and remained fully reserved for problem loans, with an allowance for loan losses to non-accruing loans of 136.7%.

For the three months ended December 31, 2014, return on average assets (ROAA) was 0.83%, up from ROAA of 0.60% for the three months ended December 31, 2013, while return on average equity (ROAE) was 11.01% in fourth quarter 2014 compared with 8.36% in fourth quarter 2013. Key measures of shareholder value, including total stockholders’ equity and book value per share, rose significantly compared with the prior year.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 9.63%, an approximate tier 1 risk-based capital ratio of 11.82% and an approximate total risk-based capital ratio of 13.07% at December 31, 2014. In addition, the company is “well capitalized” on a consolidated basis, and continues to evaluate options by which it can repay the holding company’s debt due on the existing unregistered debt securities and replace all or part of the debt with Tier 1 capital without diluting common shareholders.

Chapman concluded: “We believe the progress demonstrated in 2014 to execute our growth initiatives positions us for continuing gains in the coming year. A priority in 2015 will be to carefully manage the liability side of our balance sheet to efficiently fund growth and lending activity. We are excited about the opportunities to continue growing our company, and to build shareholder value in the process.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, one limited service branch, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2014	Three months ending Dec 31, 2013	Change	Year to date Dec 31, 2014	Year to date Dec 31, 2013	Change
Interest income	$4,848	$4,751	2.04%	$18,729	$18,428	1.63%
Interest expense	570	607	-6.10%	2,325	2,439	-4.67%
Net interest income	4,278	4,144	3.23%	16,404	15,989	2.60%
Provision for loan losses	—	250	-100.00%	55	540	-89.81%
Noninterest income	984	840	17.14%	3,587	3,478	3.13%
Noninterest expense	3,883	3,808	1.97%	14,988	14,578	2.81%
Amortization of tax credit investment	247	247	0.00%	247	247	0.00%
Income taxes	181	17	964.71%	1,288	1,042	23.61%
Net income	951	662	43.66%	3,413	3,060	11.54%
Weighted average shares outstanding	3,367,001	3,356,926	0.30%	3,365,410	3,353,784	0.35%
Basic net income per share	$0.28	$0.20	$0.08	$1.01	$0.91	$0.10
Fully diluted net income per share	$0.28	$0.20	$0.08	$1.01	$0.91	$0.10

Balance Sheet at period end:	Dec 31, 2014	Dec 31, 2013	Change	Dec 31, 2013	Dec 31, 2012	Change
Loans, net	$394,573	$339,994	16.05%	$339,994	$319,922	6.27%
Loans held for sale	1,030	1,921	-46.38%	1,921	904	112.50%
Total securities	26,923	49,628	-45.75%	49,628	53,369	-7.01%
Total deposits	399,497	387,398	3.12%	387,398	399,015	-2.91%
Stockholders’ equity	34,776	29,772	16.81%	29,772	29,613	0.54%
Total assets	460,865	434,511	6.07%	434,511	441,381	-1.56%
Shares outstanding	3,371,616	3,364,874	6,742	3,364,874	3,352,725	12,149
Book value per share	$10.31	$8.85	1.47	$8.85	$8.83	$0.02

Daily averages:	Three months ending Dec 31, 2014	Three months ending Dec 31, 2013	Change	Year to date Dec 31, 2014	Year to date Dec 31, 2013	Change
Loans, net	$380,992	$333,415	14.27%	$360,843	$327,652	10.13%
Loans held for sale	1,606	770	108.57%	1,499	883	69.76%
Total securities	30,736	53,649	-42.71%	41,244	51,370	-19.71%
Total deposits	402,240	393,852	2.13%	400,940	390,094	2.78%
Stockholders’ equity	34,262	31,412	9.07%	33,205	30,204	9.94%
Interest earning assets	420,322	399,784	5.14%	412,060	394,551	4.44%
Interest bearing liabilities	338,244	337,207	0.31%	339,763	335,185	1.37%
Total assets	454,163	439,394	3.36%	449,461	433,164	3.76%

Financial Ratios:	Three months ending Dec 31, 2014	Three months ending Dec 31, 2013	Change	Year to date Dec 31, 2014	Year to date Dec 31, 2013	Change
Return on average assets	0.83%	0.60%	0.23	0.76%	0.71%	0.05
Return on average equity	11.01%	8.36%	2.65	10.28%	10.13%	0.15
Net interest margin	4.04%	4.14%	(0.10)	3.99%	4.08%	(0.09)
Efficiency ratio	73.79%	76.40%	(2.61)	74.97%	74.89%	0.08
Average equity to average assets	7.54%	7.15%	0.39	7.39%	6.97%	0.41

Allowance for loan losses:	Three months ending Dec 31, 2014	Three months ending Dec 31, 2013	Change	Year to date Dec 31, 2014	Year to date Dec 31, 2013	Change
Beginning balance	$4,874	$4,983	-2.19%	$5,186	$5,535	-6.31%
Provision for losses	—	250	-100.00%	55	540	-89.81%
Charge-offs	(124)	(135)	-8.15%	(551)	(1,105)	-50.14%
Recoveries	40	88	-54.55%	100	216	-53.70%
Ending balance	4,790	5,186	-7.64%	4,790	5,186	-7.64%

Nonperforming assets:	Dec 31, 2014	Dec 31, 2013	Change	Dec 31, 2013	Dec 31, 2012	Change
Total nonperforming loans	$3,505	$3,066	14.32%	$3,066	$6,346	-51.69%
Other real estate owned	956	1,451	-34.11%	1,451	2,112	-31.30%
Total nonperforming assets	4,461	4,517	-1.24%	4,517	8,458	-46.59%
Troubled debt restructurings - (performing portion)	376	564	-33.33%	564	572	-1.40%

Asset quality ratios:	Dec 31, 2014	Dec 31, 2013	Change	Dec 31, 2013	Dec 31, 2012	Change
Nonperforming loans to total loans	0.88%	0.89%	(0.01)	0.89%	1.94%	(1.05)
Allowance for loan losses to total loans	1.20%	1.50%	(0.30)	1.50%	1.70%	(0.20)
Allowance for loan losses to nonperforming loans	136.66%	169.15%	(32.48)	169.15%	87.22%	81.93